UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 19, 2012

NETLIST, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33170	95-4812784
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

51 Discovery, Suite 150

Irvine, California 92618

(Address of principal executive offices, including zip code)

(949)435-0025

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On December 20, 2012, Netlist, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain investors (the “Purchasers”), pursuant to which the Company has agreed to issue and sell to the Purchasers in a registered public offering (the “Offering”) an aggregate of 1,685,394 shares (the “Shares”) of the Company’s common stock and warrants to purchase up to an aggregate of 2,275,282 shares of the Company’s common stock (the “Warrants,” and the shares issuable upon exercise of the Warrants, the “Warrant Shares”) at a per share purchase price of $0.89 per share, for aggregate gross proceeds of approximately $1.5 million and expected net proceeds, after deducting placement agent fees and offering costs, of approximately $1.3 million.  The Company expects that the Offering will close on or about December 26, 2012, subject to the satisfaction of customary closing conditions. The Company intends to use the net proceeds from the Offering for general corporate purposes.

Pursuant to the terms of the Purchase Agreement, at the closing of the Offering the Company will issue to each Purchaser a Warrant to purchase up to the number of Warrant Shares equal to 135% of the number of Shares issued and sold to such Purchaser in the Offering.  Each Warrant will become exercisable 181 days following the date of its issuance, will have a term of five years commencing on the date when it first becomes exercisable, and will have an exercise price of $0.89 per share.  The exercise price and the number of Warrant Shares issuable upon exercise of each Warrant are subject to adjustment in the event of, among other things, certain transactions affecting the Company’s common stock (including without limitation stock splits and stock dividends), and certain fundamental transactions (including without limitation a merger or other sale-of-company transaction).

The issuance and sale of the Shares, Warrants, and Warrant Shares (collectively, the “Securities”) is registered under the Securities Act of 1933 (the “Securities Act”) pursuant to the Company’s Registration Statement on Form S-3 (No. 333-164290), which was declared effective by the Securities and Exchange Commission (the “SEC”) on January 20, 2010, as supplemented by a prospectus supplement dated December 20, 2012 and filed with the SEC pursuant to Rule 424(b)(5) under the Securities Act.  The Securities may only be offered by means of a prospectus. Copies of the prospectus and prospectus supplement can be obtained directly from the Company and at the SEC’s website at www.sec.gov or by request at Ascendiant Capital Markets, LLC at 18881 Von Karman Avenue, 16th Floor Irvine, CA 92612 or by calling (949) 259-4900.  No statement in this document or the attached exhibits is an offer to purchase or a solicitation of an offer to sell securities.  No offer, solicitation or sale will be made in any jurisdiction in which such offer, solicitation or sale is unlawful.

On December 20, 2012 the Company entered into a Placement Agency Agreement (the “Placement Agreement”) with Ascendiant Capital Markets, LLC (“Ascendiant”), pursuant to which Ascendiant has agreed to act as the Company’s placement agent in connection with the Offering.  Pursuant to the terms of the Placement Agreement, in consideration for its placement agent services the Company has agreed to pay Ascendiant a cash fee equal to 6.0% of the aggregate gross proceeds received by the Company in the Offering, in addition to reimbursement of Ascendiant’s expenses up to an amount equal to the lesser of $35,000 and 1% of the aggregate gross proceeds received by the Company in the Offering.

A copy of the opinion of Morrison & Foerster LLP relating to the legality of the issuance and sale of the Securities in the Offering is attached as Exhibit 5.1 hereto.  The form of Warrant, the Purchase Agreement, and the Placement Agreement are filed as Exhibits 4.1, 10.1 and 10.2 hereto, respectively, and are incorporated herein by reference.  The foregoing description of such documents and the transactions contemplated thereby is qualified in its entirety by reference to such exhibits.

Item 5.03 Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year

On December 19, 2012, the Company’s Board of Directors adopted Amended and Restated Bylaws. The amendment and restatement of the Bylaws, which is effective as of December 19, 2012, includes provisions regarding communication and disclosure by stockholders to the Company in connection with the Company’s annual meeting, as well as enhanced procedural and forum mechanics and other provisions intended to reflect changes in law and practice in recent years. In addition, the amendment and restatement restricts the ability of the Company’s stockholders to call a special meeting of stockholders.  A copy of the Company’s Amended and Restated Bylaws is attached hereto as Exhibit 3.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

3.1	Amended and Restated Bylaws

4.1	Form of Warrant

5.1	Opinion of Morrison & Foerster LLP

10.1	Form of Securities Purchase Agreement

10.2	Placement Agent Agreement dated December 20, 2012 by and between Netlist, Inc. and Ascendiant Capital Markets, LLC

23.1	Consent of Morrison & Foerster LLP (contained in Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETLIST, INC.

Dated: December 20, 2012	By:	/s/ Gail M. Sasaki
Gail M. Sasaki Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated Bylaws

4.1	Form of Warrant

5.1	Opinion of Morrison & Foerster LLP

10.1	Form of Securities Purchase Agreement

10.2	Placement Agent Agreement dated December 20, 2012 by and between Netlist, Inc. and Ascendiant Capital Markets, LLC

23.1	Consent of Morrison & Foerster LLP (contained in Exhibit 5.1)